Exhibit 21
DOLLAR GENERAL CORPORATION

List of Subsidiaries

Name of Subsidiary                           State of Organization
Dolgencorp, Inc.                             Kentucky
Dolgencorp, Inc. of Texas                    Kentucky
Dade Lease Management, Inc.                  Delaware
Dollar General Indiana Partners              Delaware
Greater Cumberland Insurance Company         Vermont